Exhibit 99.1

FAX NEWS RELEASE For further information:

The Manitowoc Company, Inc.	Carl J. Laurino	Steven C. Khail
P. O. Box 66 • Manitowoc WI 54221-0066	Senior Vice President	Director of Investor Relations
Telephone: 920-684-4410 • Telefax: 920-652-9778	& Chief Financial Officer	& Corporate Communications
Internet: http://www.manitowoc.com	Direct Dial: 920-652-1720	Direct Dial: 920-652-1713
	Email: claurino@manitowoc.com	Email: skhail@manitowoc.com

NEWS for Immediate Release

THE MANITOWOC COMPANY, INC. EXECUTIVE ESTABLISHES 10b5-1 PLAN

MANITOWOC, Wis. – March 15, 2005 – The Manitowoc Company, Inc. (NYSE: MTW) announced today that Terry D. Growcock, chairman of the board and chief executive officer, has adopted a written plan for the purpose of selling limited amounts of his company stock.  The written plan was adopted in accordance with rule 10b5-1 under the Securities and Exchange Act of 1934.  The plan provides for the exercise of options and the sale of up to 86,731 shares subject to certain daily sale limitations and market price thresholds set forth in the plan.  The plan terminates once the share limit is reached or February 28, 2006, whichever is sooner.

Rule 10b5-1 allows for sales by insiders made pursuant to a preexisting plan adopted at a time when they are not in possession of material nonpublic information.  With such a plan, information acquired by the insider subsequent to the implementation of plan, is not a factor in the transactions carried out pursuant to the terms of the plan.

About the Manitowoc Company

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

For further information:

Steven C. Khail

Director of Investor Relations

& Corporate Communications

920-652-1713